Internet PR Group, Inc.                                 Internet PA Group
                                                        468 N Camden Drive
                                                        Suite 200
                                                        Beverly Hills, CA 90210
                                                        310-285-1778

March 26, 2001

Dear Mr. Gorst:

This letter confirms the terms of the Agreement between INSYNQ Inc., ("ISNQ") and the Internet PR Group Inc., ("IPRG").

1. Engagement. ISNQ, has agreed to engage IPRG as an independent contractor and consultant to provide investor relation services to ISNQ, and IPRG has agreed to provide these services to IPRG, subject to the terms and conditions described in this letter.

2. Term. The initial term of the engagement is for a period of one year from the date of this letter. This agreement may be renewed at the end of the initial term, and at the end of any subsequent renewal term, for successive three month periods, but only upon written notice by ISNQ to IPRG that it desires to continue the engagement. Both parties acknowledge that ISNQ's judgment of the quality of services provided by IPRG will be subjective, and that ISNQ therefore has the absolute right to determine its satisfaction with these services. Accordingly, there is no obligation, implied or otherwise, of ISNQ to renew this agreement for successive terms.

3. Services. IPRG will provide ongoing research coverage (while retaining the ultimate and unhampered right to determine whether to pronounce ISNQ a buy, sell or otherwise in its' published reports), update reports, corporate profiles/postcards, coverage announcements for news wires, free access to proprietary investor databases, free access to proprietary broker databases and consultation on securing non proprietary investor and broker databases. IPRG will also be available to provide counseling on style and content of investor relations material (ISNQ will be responsible for ascertaining that said material meets all jurisdictional and regulatory requirements prior to public distribution) database management, lead generation and lead distribution and report distribution.

IPRG will additionally provide ISNQ with a premium position (first page, standard sized 'Watch List' banner) on the web site the Internet Stock Review while operating, at no additional cost.

IPRG will additionally distribute to the subscribers of the Internet Stock Review Online and newsletter, while operating, all corporate announcements and earnings announcements of ISNQ, at no additional cost.

IPRG additionally will distribute (or notify the availability of) to the subscribers of the Internet Stock Review Online newsletter, Press Releases and/or Corporate Profiles created by Good Morning Wall Street. Good Morning Wall Street creates audio and video enhanced corporate press releases, corporate announcements and product/service announcements. ISNQ would have to contract separately with Good Morning Wall Street for the production of any such enhanced services.

4. Costs. ISNQ will be responsible for all printing and distribution, press release and/or advertising costs recommended by IPRG and pre-approved and prepaid by ISNQ. ISNQ will also be responsible for all travel related costs incurred by IPRG when providing its' services as determined by IPRG and pre-approved and prepaid by ISNQ

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5.  Compensation for Services.  ISNQ will pay IPRG an initial retainer of
$6,000 in cash, a monthly retainer of $6,000 in cash for a period of 6 months and 225,000 shares of ISNQ's common stock.

Services will be commenced by IPRG upon receipt of the initial retainer fee and delivery of the stock certificates.

6. Additional obligations of IPRG. IPRG agrees that, in connection with its investor relation services to ISNQ, it will abide by the following conditions:

a) IPRG will not release any financial or other material information about ISNQ without prior written consent and approval of ISNQ.

b) IPRG will not conduct any meetings with financial analysts without informing the ISNQ in writing in advance of the proposed meeting.

c) IPRG will not release any information or data about ISNQ to any selected person(s), entity's) and/or group(s) if IPRG is aware that such information or data has not been or is not concurrently or generally disclosed by the company.

d) After notice to IPRG by ISNQ of filing for a proposed public offering of securities, and during any period of restriction on publicity, IPRG shall not engage in any public relations efforts not in the normal course of business without the prior written approval of legal counsel for ISNQ.

e) IPRG will indemnify ISNQ from all claims, liability, costs or other expenses (including reasonable attorneys' fees) incurred by ISNQ as a result of any inaccurate information concerning ISNQ released by IPRG, unless such information was provided to IPRG by the ISNQ, or as a result of any breach by IPRG of any of the terms and conditions of this agreement.

7. Additional obligations of the Company. ISNQ agrees that, in connection with this agreement, it will indemnify IPRG from all claims, liability, costs or other expenses incurred (including reasonable attorneys' fees) incurred by IPRG as a result of any inaccurate or misleading information concerning ISNQ provided by ISNQ or any of its officers or directors to IPRG, or as a result of any breach by the ISNQ of any of the terms and conditions of this agreement. If, in ISNQ's judgment, any material non-public information concerning ISNQ cannot be revealed, ISNQ will advise IPRG in writing that a quite period is in effect.

8. Independent Contractor. IPRG is an independent contractor responsible for compensation of its agents, employees and representatives, as well as all applicable withholding and taxes (including unemployment compensation) and all worker's compensation insurance.

9. Assignment. The rights and obligations of each party to this agreement may not be assigned without the prior written consent of the other party.

10. Entire Agreement. This letter agreement between ISNQ and IPRG contains the entire agreement between them. This agreement may not be modified or extended except in writing and signed by ISNQ and IPRG.

11. California Law. This agreement shall be governed by and construed in accordance with California law.

12. Arbitration and Waiver of Jury Trial. ANY DISPUTE BASED UPON OR ARISING OUT OF THIS LETTER AGREEMENT SHALL BE SUBJECT TO BINDING ARBITRATION TO BE HELD IN LOS ANGELES COUNTY, CALIFORNIA BEFORE A RETIRED CALIFORNIA

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SUPERIOR COURT JUDGE. JUDGMENT ON THE ARBITRATOR'S AWARD SHALL BE FINAL
AND BINDING, AND MAY BE ENTERED IN ANY COMPETENT COURT. AS A PRACTICAL MATTER, BY AGREEING TO ARBITRATE ALL PARTIES ARE W AIVING JURY TRIAL.

13. Attorney's fees. The prevailing party in any arbitration or litigation arising out of or relating to this letter agreement shall be entitled to recover all attorney's fees and all costs (whether or not such costs are recoverable pursuant to California Code of Civil Procedure) as may be incurred in connection with either obtaining or collecting any judgment and/or arbitration award, in addition to any other relief to which that party may be entitled.

Please sign this letter agreement in the space provided below to indicate your agreement with the terms stated in this letter.



Sincerely,



Internet PR Group, Inc.


By: /s/ Roland R. Perry

ROLAND R. PERRY

President, Internet PR Group



AGREED AND ACCEPTED


INSYNQ Inc.,
By: /s/ John P. Gorst

Name: - John P. Gorst -

Title: - CEO -